Exhibit 99.1

Apollo Medical Holdings, Inc. Reports Fourth Quarter and Year-End 2020 Results, Highlighted by Record Revenue and Net Income Growth for 2020 and Annual Guidance Beat

Company to Host Conference Call Today at 2 p.m. PT/5 p.m. ET

ALHAMBRA, Calif., March 10, 2021 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare management company, today announced its consolidated financial results for the fourth quarter and year ended December 31, 2020.

Financial Highlights for the Fourth Quarter and Year Ended December 31, 2020:

•	Company exceeded all previously disclosed guidance metrics for full-year 2020 (revenue, net income, EBITDA, and adjusted EBITDA)

•	Total revenue of $687.2 million for the year ended December 31, 2020, up 23% from $560.6 million for the prior year

•	Net income of $122.3 million for the year ended December 31, 2020, from $17.7 million for the prior year

•	Net income attributable to ApolloMed increased to $37.9 million for the year ended December 31, 2020, up 168% from $14.1 million for the prior year

•	Q4 total revenue of $176.8 million, compared to $178.8 million for the prior-year quarter

•	Q4 net income of $12.9 million, compared to net loss of $1.3 million for the prior-year quarter

•	Q4 net income attributable to ApolloMed of $10.1 million, up 51% from $6.7 million for the prior-year quarter

•	Cash and cash equivalents of $193.5 million at December 31, 2020

Recent Operating Highlights:

•	In January 2021, ApolloMed announced a strategic alliance and investment in New York-based CAIPA MSO, LLC (“CAIPA MSO”) whereby ApolloMed will own 30% of the post-closing total interests in CAIPA MSO on a fully diluted basis. With this partnership, ApolloMed will provide its proprietary technologies to CAIPA for the benefit of its physicians. The strategic alliance will provide ApolloMed with a foothold in the state of New York with the potential for expanding the alliance in the future.

•	In February 2021, ApolloMed appointed Brandon Sim as its Chief Operating Officer, pursuant to which he assumed responsibility for the Company’s overall strategy, end-to-end service delivery and all non-clinical operations. Mr. Sim will also continue in his role of Chief Technology Officer, leading all technology aspects of ApolloMed’s business, including software engineering, information technology, data management and electronic data interchange functions.

•	In March 2021, ApolloMed appointed Jeremy R. Jackson, M.D., to the newly created position of Chief of Staff. Dr. Jackson will work closely with the executive team and play a key role in special projects for ApolloMed’s technology platform, business development, strategy and operations.

Guidance:

ApolloMed is providing the following guidance for total revenue, net income, EBITDA, and Adjusted EBITDA, based on the Company’s existing business, current view of existing market conditions and assumptions for the year ending December 31, 2021.

($ in millions)	2020 Actual Results	2021 Guidance Range
Total revenue	$687.2	$690.0 - $710.0
Net income	$122.3 (1)	$50.0 - $60.0
Net income attributable to ApolloMed	$37.9	$35.0 - $45.0
EBITDA	$203.5 (1)	$95.0 - $105.0
Adjusted EBITDA	$126.5	$115.0 - $125.0

(1) 2020 net income and EBITDA include pre-tax gain on sale of a small health plan of approximately $99.6 million.

See “Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and “Use of Non-GAAP Financial Measures” below for additional information. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. See “Forward-Looking Statements” below for additional information.

Management Commentary:

Kenneth Sim, M.D., Executive Chairman and Co-Chief Executive Officer of ApolloMed, stated, “As the pandemic continues to have an impact on much of the world, our team at ApolloMed, from the front line workers to the support staff behind the scenes, remains committed to providing our member population with the quality care they have come to expect from our organization, and we are pleased to be doing our part in expediting the COVID-19 vaccination process in the geographic areas we serve. Despite the unprecedented circumstances of 2020, ApolloMed achieved record top and bottom line growth as a result of our NGACO’s phenomenal performance in 2019 and our acquisitions of Alpha Care Medical Group and Accountable Health Care IPA, a Professional Medical Corporation, in 2019. We also benefited from a trend of decreased utilization as the pandemic encouraged members to seek only essential or urgent care and from increased operational efficiencies as a direct result of our proprietary technologies.”

Dr. Sim continued, “Subsequent to year-end, we announced a strategic investment and alliance with CAIPA MSO in New York that we are very excited about. This partnership represents ApolloMed’s entry into the New York market and the first phase of our nationwide expansion plan. Our leadership team has been focused on profitably operating a value-based care model in the state of California for more than two decades. We believe we are well positioned with our technology-powered platform to execute on the growth opportunities we see within the space as we seek to replicate the success of our business model across the country with a goal of nearly doubling the number of managed lives by the end of 2021. In that regard, we are pleased to provide guidance for 2021 but want to note that these estimates do not account for any potential acquisitions or other major business transactions we may complete over the course of this year. As new developments that may impact guidance materialize, we are committed to remaining open and transparent and will re-evaluate and communicate any changes in guidance as appropriate.”

GAAP Financial Highlights for the Year Ended December 31, 2020:

•	Total revenue of $687.2 million for the year ended December 31, 2020, an increase of 23%, compared to $560.6 million for the year ended December 31, 2019, primarily due to (i) a shared savings settlement of $19.8 million earned from ApolloMed’s participation in an attribution-based risk sharing model through its NGACO, (ii) the acquisitions of Alpha Care Medical Group and Accountable Health Care IPA in 2019, which contributed an additional $52.4 million and $29.0 million in capitation revenue, respectively, and (iii) organic revenue growth at Allied Physicians of California IPA (“APC”), one of ApolloMed’s affiliated IPAs.

•	Capitation revenue, net, of $557.3 million for the year ended December 31, 2020, an increase of 23%, compared to $454.2 million for the year ended December 31, 2019. Capitation revenue represented 81% of total revenue for the year ended December 31, 2020.

•	Risk pool settlements and incentives revenue of $77.4 million for the year ended December 31, 2020, an increase of 51%, compared to $51.1 million for the year ended December 31, 2019, which was primarily the result of the aforementioned $19.8 million shared savings settlement.

•	Net income increased to $122.3 million for the year ended December 31, 2020, from $17.7 million for the year ended December 31, 2019. The increase from the prior year of $99.8 million was primarily due to the gain on sale of equity method investment in Universal Care, Inc.

•	Net income attributable to ApolloMed increased to $37.9 million for the year ended December 31, 2020, from $14.1 million for the year ended December 31, 2019, primarily due to an increase in preferred dividends ApolloMed received from APC as a result of an increase in APC’s earnings in 2020.

•	Earnings per share - diluted (“EPS - diluted”) increased to $1.01 per share for the year ended December 31, 2020, from $0.39 per share for the year ended December 31, 2019.

GAAP Financial Highlights for the Fourth Quarter Ended December 31, 2020:

•	Total revenue of $176.8 million for the quarter ended December 31, 2020, compared to $178.8 million for the quarter ended December 31, 2019.

•	Capitation revenue, net, of $140.9 million for the quarter ended December 31, 2020, compared to $148.6 million for the quarter ended December 31, 2019. The decrease was primarily driven by lower capitation revenue contributions from the Company's NGACO due to decreased utilization in the ongoing pandemic environment. Capitation revenue represented 80% of total revenue for the quarter ended December 31, 2020.

•	Risk pool settlements and incentives revenue of $23.2 million for the quarter ended December 31, 2020, an increase of 25%, compared to $18.5 million for the quarter ended December 31, 2019.

•	Net income of $12.9 million for the quarter ended December 31, 2020, compared to a net loss of $1.3 million for the quarter ended December 31, 2019.

•	Net income attributable to ApolloMed increased 51% to $10.1 million for the quarter ended December 31, 2020, from $6.7 million for the quarter ended December 31, 2019, primarily due to an increase in preferred dividends ApolloMed received from APC as a result of an increase in APC’s fourth quarter earnings.

•	EPS - diluted increased to $0.27 per share for the quarter ended December 31, 2020, from $0.18 per share for the quarter ended December 31, 2019.

Non-GAAP Measures for the Year Ended December 31, 2020:

•	EBITDA increased to $203.5 million for the year ended December 31, 2020, from $46.8 million for the year ended December 31, 2019.

•	Adjusted EBITDA increased to $126.5 million for the year ended December 31, 2020, from $74.5 million for the year ended December 31, 2019. The increase from the prior year was primarily due to the increases in pre-tax net income and the impact of the IPAs acquired in 2019 to increase our strategic footprint. The Company continues to work toward fully integrating the IPAs it acquired in 2019 and expects to achieve significant progress on its integration efforts in 2021.

Non-GAAP Measures for the Fourth Quarter Ended December 31, 2020:

•	EBITDA increased to $30.4 million for the quarter ended December 31, 2020, from $7.6 million for the quarter ended December 31, 2019.

•	Adjusted EBITDA increased to $35.7 million for the quarter ended December 31, 2020, from $20.9 million for the quarter ended December 31, 2019. The increase from the prior year was primarily due to the increase in pre-tax net income, specifically from increased risk pool settlements and incentives revenue and decreased cost of services as a result of the impact of COVID-19.

Balance Sheet Highlights:

•	As of December 31, 2020, ApolloMed’s cash and cash equivalents and investments in marketable securities increased to $261.2 million, working capital was $223.6 million, and total stockholders' equity increased to $330.9 million; from cash and cash equivalents and investments in marketable securities of $219.7 million, working capital of $223.7 million and total stockholders’ equity of $192.3 million, respectively, as of December 31, 2019.

See “Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and “Use of Non-GAAP Financial Measures” below for additional information. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. See “Forward-Looking Statements” below for additional information.

For more details on ApolloMed's financial results for the quarter and year ended December 31, 2020, please refer to ApolloMed's Annual Report on Form 10-K to be filed with the U.S. Securities Exchange Commission (“SEC”), which is accessible at www.sec.gov.

Conference Call and Webcast Information:

ApolloMed will host a conference call at 2 p.m. PT/5 p.m. ET today (Wednesday, March 10, 2021), during which management will discuss the results of the quarter and year ended December 31, 2020. To participate in the conference call, please use the following dial-in numbers about 5 minutes prior to the scheduled conference call time:

U.S. & Canada (Toll-Free):	+1 (877) 407-3979
International (Toll):	+1 (412) 902-0042

The conference call can also be accessed at: https://78449.themediaframe.com/dataconf/productusers/ameh/mediaframe/43652/indexl.html

An accompanying slide presentation will be made available 30 minutes prior to the start of the conference call on the “Events & Presentations” page of the Company’s website (https://apollomed.net/eventspresentation) and will be filed as an exhibit to ApolloMed's current report on Form 8-K to be filed with the SEC, accessible at www.sec.gov.

Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call, or by phone using the below information:

Conference ID#: 13716559

Conference Call Replay: 877-660-6853 (domestic) or 201-612-7415 (international)

Expiration Date: 3/24/2021

Note About Consolidated Entities

The Company consolidates entities in which it has a controlling financial interest. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights, and variable interest entities (“VIEs”) in which the Company is the primary beneficiary. Noncontrolling interests represent third party equity ownership interests in the Company's consolidated entities (including certain VIEs). The amount of net income attributable to noncontrolling interests is disclosed in the Company's consolidated statements of income.

Note About Stockholders' Equity, Certain Treasury Stock and Earnings Per Share

As of December 31, 2020, 276,038 holdback shares have not been issued to certain former shareholders of the Company's subsidiary, Network Medical Management, Inc. (“NMM”), who were NMM shareholders at the time of closing of the merger, as they have yet to submit properly completed letters of transmittal to ApolloMed in order to receive their pro rata portion of ApolloMed's common stock and warrants as contemplated under that certain Agreement and Plan of Merger, dated December 21, 2016, among ApolloMed, NMM, Apollo Acquisition Corp. (“Merger Subsidiary”) and Kenneth Sim, M.D., as amended, pursuant to which Merger Subsidiary merged with and into NMM, with NMM as the surviving corporation. Pending such receipt, such former NMM shareholders have the right to receive, without interest, their pro rata share of dividends or distributions with a record date after the effectiveness of the merger. The Company's consolidated financial statements have treated such shares of common stock as outstanding, given the receipt of the letter of transmittal is considered perfunctory and ApolloMed is legally obligated to issue these shares in connection with the merger.

Shares of ApolloMed's common stock owned by APC, a VIE of the Company, are legally issued and outstanding but excluded from shares of common stock outstanding in the Company's consolidated financial statements, as such shares are treated as treasury shares for accounting purposes. Such shares, therefore, are not included in the number of shares of common stock outstanding used to calculate the Company's earnings per share.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric, technology-enabled healthcare management company. Leveraging its proprietary population health management and healthcare delivery platform, ApolloMed operates an integrated, value-based healthcare model, which aims to empower the providers in its network to deliver the highest quality of care to its patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries include management services organizations (“MSOs”), affiliated independent practice associations (“IPAs”) and a Next Generation Accountable Care Organization (“NGACO”). NMM and Apollo Medical Management, Inc. are the administrative and managerial services companies for the affiliated physician owned professional corporations that contract with independent physicians to deliver medical services in-office and virtually under the APC, Alpha Care Medical Group and Accountable Health Care IPA brands. These affiliates are supported by ApolloMed Hospitalists, a Medical Corporation. Our NGACO operates under the APA ACO, Inc. brand and participates in the Centers for Medicare & Medicaid Services program that allows provider groups to assume higher levels of financial risk and potentially achieve a higher reward from participation in the program's attribution-based risk sharing model. For more information, please visit www.apollomed.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company's guidance for the year ending December 31, 2021, continued growth, acquisition strategy, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans and merger integration efforts, as well as the impact of the COVID-19 pandemic on the Company's business, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the SEC, including, without limitation the risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations

(626) 943-6491

investors@apollomed.net

Carolyne Sohn, The Equity Group

(415) 568-2255

csohn@equityny.com

APOLLO MEDICAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31,	December 31,
	2020	2019
Assets

Current assets
Cash and cash equivalents	$193,470	$103,189
Restricted cash	—	75
Investment in marketable securities	67,695	116,539
Receivables, net	7,058	11,004
Receivables, net – related parties	49,260	48,136
Other receivables	4,297	16,885
Prepaid expenses and other current assets	16,747	10,315
Loans receivable	50	22,925
Total current assets	$338,577	$329,068

Noncurrent assets
Land, property and equipment, net	29,890	12,130
Intangible assets, net	86,985	103,012
Goodwill	239,053	238,505
Loan receivable	480	—
Loans receivable - related parties	4,145	—
Investments in other entities – equity method	43,292	28,427
Investments in privately held entities	37,075	896
Restricted cash	500	746
Operating lease right-of-use assets	18,574	14,248
Other assets	18,915	1,681
Total noncurrent assets	478,909	399,645
Total assets(1)	$817,486	$728,713

Liabilities, mezzanine equity and stockholders’ equity

Current liabilities

Accounts payable and accrued expenses	$36,143	$27,279
Fiduciary accounts payable	9,642	2,027
Medical liabilities	50,330	58,725
Income taxes payable	4,224	4,529
Dividend payable	485	271
Finance lease liabilities	102	102
Operating lease liabilities	3,177	2,991

	December 31, 2020	December 31, 2019
Current portion of long-term debt	10,889	9,500
Total current liabilities	114,992	105,424

Noncurrent liabilities
Deferred tax liability	10,959	18,269
Finance lease liabilities, net of current portion	311	415
Operating lease liabilities, net of current portion	15,865	11,373
Long-term debt, net of current portion and deferred financing costs	230,211	232,172
Total noncurrent liabilities	257,346	262,229

Total liabilities(1)	372,338	367,653

Mezzanine equity
Noncontrolling interest in Allied Physicians of California, a Professional Medical Corporation	114,237	168,725

Stockholders' equity
Series A Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series B Preferred stock); 1,111,111 issued and zero outstanding	—	—
Series B Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series A Preferred stock); 555,555 issued and zero outstanding	—	—
Common stock, $0.001 par value per share; 100,000,000 shares authorized, 42,249,137 and 35,908,057 shares outstanding, excluding 12,323,164 and 17,458,810 treasury shares, at December 31, 2020, and December 31, 2019, respectively	42	36
Additional paid-in capital	261,011	159,608
Retained earnings	69,771	31,905
	330,824	191,549

Noncontrolling interest	87	786

Total stockholders' equity	330,911	192,335

Total liabilities, mezzanine equity and stockholders' equity	$817,486	$728,713

(1) The Company's consolidated balance sheets include the assets and liabilities of its consolidated variable interest entities (“VIEs”). The consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling $778.9 million and $849.3 million as of December 31, 2020 and December 31, 2019, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of $109.3 million and $114.5 million as of December 31, 2020 and December 31, 2019, respectively.

APOLLO MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue
Capitation, net	$140,923	$148,620	$557,326	$454,168
Risk pool settlements and incentives	23,212	18,458	77,367	51,098
Management fee income	8,638	6,801	34,850	34,668
Fee-for-service, net	3,249	3,416	12,683	15,475
Other income	760	1,456	4,954	5,209

Total revenue	176,782	178,751	687,180	560,618

Operating expenses
Cost of services	137,105	151,880	539,211	467,805
General and administrative expenses	9,456	11,451	49,116	41,482
Depreciation and amortization	4,346	4,487	18,350	18,280
Provision for doubtful accounts	—	—	—	(1,363)
Impairment of intangibles	—	—	—	1,994

Total expenses	150,907	167,818	606,677	528,198

Income from operations	25,875	10,933	80,503	32,420

Other income (expense)
Income (loss) from equity method investments	403	(8,063)	3,694	(6,901)
Interest expense	(1,492)	(3,383)	(9,499)	(4,733)
Interest income	269	718	2,813	2,024
Gain on sale of equity method investment	193	—	99,839	—
Other (loss) income	(437)	198	1,077	3,030

Total other (expense) income, net	(1,064)	(10,530)	97,924	(6,580)

Income before provision for income taxes	24,811	403	178,427	25,840

Provision for income taxes	11,903	1,683	56,107	8,167

Net income	12,908	(1,280)	122,320	17,673

Net income attributable to noncontrolling interest	2,851	(8,007)	84,454	3,557

Net income attributable to Apollo Medical Holdings, Inc.	$10,057	$6,727	$37,866	$14,116

Earnings per share – basic	$0.28	$0.19	$1.04	$0.41

Earnings per share – diluted	$0.27	$0.18	$1.01	$0.39

APOLLO MEDICAL HOLDINGS, INC.

SUPPLEMENTAL INFORMATION

Capitated Membership

(in thousands)	December 31, 2020	December 31, 2019	December 31, 2018
MSO	543	421	665
IPA	558	530	265
ACO	29	29	30
Total lives under management	1,130	980	960

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$12,908	$(1,280)	$122,320	$17,673
Depreciation and amortization	4,346	4,487	18,350	18,280
Provision for income taxes	11,903	1,683	56,107	8,167
Interest expense	1,492	3,383	9,499	4,733
Interest income	(269)	(718)	(2,813)	(2,024)
EBITDA	$30,380	$7,555	$203,463	$46,829

(Income) loss from equity method investments	$(403)	$8,063	$(3,694)	$6,901
Gain from investments – fair value adjustments	(193)	—	(99,839)	—
Other loss (income)	437	(198)	(1,077)	(3,030)
Provider bonus payments	—	—	8,500	12,100
Impairment of intangibles	—	—	—	1,994
Provision for doubtful accounts	—	—	—	(1,363)
Net loss adjustment for recently acquired IPAs	5,518	5,507	19,192	11,070
Adjusted EBITDA	$35,739	$20,927	$126,545	$74,501

Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Year Ending
	December 31, 2021
(in thousands)	Low	High
Net income	$50,000	$60,000
Depreciation and amortization	17,000	17,500
Provision for income taxes	23,000	24,000
Interest expense	8,000	8,500
Interest income	(3,000)	(5,000)
EBITDA	95,000	105,000

Income from equity method investments	(500)	(1,000)
Provider bonus payments	6,000	6,000
Net loss adjustment for recently acquired IPAs	14,500	15,000
Adjusted EBITDA	$115,000	$125,000

Use of Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures EBITDA and adjusted EBITDA, of which the most directly comparable financial measure presented in accordance with U.S. generally accepted accounting principles (“GAAP”) is net income. These measures are not in accordance with, or alternatives to GAAP, and may be different from other non-GAAP financial measures used by other companies. The Company uses adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, excluding income from equity method investments, provider bonuses, impairment of intangibles, provision for doubtful accounts and other income earned that are not related to the Company's normal operations. Adjusted EBITDA also excludes the effect on EBITDA of certain IPAs we recently acquired.

The Company believes the presentation of these non-GAAP financial measures provides investors with relevant and useful information, as it allows investors to evaluate the operating performance of the business activities without having to account for differences recognized because of non-core or non-recurring financial information. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company's ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation, or as a substitute for, GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has provided corresponding GAAP financial measures for comparative purposes. The reconciliation between certain GAAP and non-GAAP measures is provided above.